AMENDED AND RESTATED

WESTERN RESERVE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE DATE:

May 15, 2003

As amended

December 21, 2006

WESTERN RESERVE BANK

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Whereas, Western Reserve Bank (the Company) adopted a Supplemental Executive Retirement Plan effective May 15, 2003; and

Whereas, the Internal Revenue Code of 1986, as amended, was amended in 2004 to include Section 409A; and

Whereas, the Company desires to amend the Plan to provide for compliance with the provisions of Section 409A and to provide for other terms and conditions for participation.

Now Therefore this Amended and Restated Supplemental Executive Retirement Plan is adopted effective December 21, 2006 (hereinafter the “Plan”). The Plan is intended to promote the best interests of the Company by enabling the Company to retain and employ those key employees who have materially contributed, and continue to contribute, to the success of the business through their outstanding efforts, and to attract persons of outstanding ability to key management positions.

ARTICLE I

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following definitions shall govern the Plan:

1.1      “Board of Directors” or “Board” means the Board of Directors of the Company.

1.2      “Cause” shall mean and be limited to failure satisfactorily and faithfully to perform his duties hereunder through act or omission beyond negligence or bad judgment. Negligence or bad judgment shall not constitute “cause,” so long as such act or omission shall be without intent of personal profit and is reasonably believed by the Employee to be in or not adverse to the best interests of the Corporation; or,

1.3      “Change in Control” shall have the meaning set forth on Exhibit A.

1.4      “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5      “Disability” of a participant means that the participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

1.6      “Effective Date” means May 15, 2003.

1.7      “Eligible Person” means an employee satisfies the requirements of Section 2.

1.8      “Normal Retirement Age” means age 65.

1.9      “Participant” means an Eligible Person who is participating in the plan after satisfying the requirements of Section 2.

1.10      “Plan” shall mean this Western Reserve Bank Supplemental Executive Retirement Plan, as it may be amended from time to time

1.11      “Plan Year” means the 12-month period commencing on January 1 and ending on December 31.

ARTICLE II

ELIGIBILITY

2.1 Eligible Persons.  Eligibility for participation in the Plan shall be limited to employees of the Company who are designated as eligible to participate by the CEO and approved by the Board, in their sole discretion, provided however that only highly compensated or key management employees shall be considered for eligibility. Individuals who are chosen to participate shall be notified by the Company as to their eligibility to participate in the Plan.

2.2 Commencement of Participation.  The initial group of Eligible Employees shall begin participation on the Effective Date. Eligible Employees who become eligible after the initial group shall begin participation in the Plan on the date chosen by the Board.

2.3 Termination of Participation.  Active participation in the Plan shall end when a Participant’s employment terminates for any reason. Upon termination of employment, a Participant shall remain an inactive Participant in the Plan until all of the benefits to which he or she is entitled hereunder have been paid in full.

ARTICLE III

PLAN BENEFITS

3.1 Vesting. A Participant shall have a vested and nonforfeitable right to receive supplemental benefits under this Plan upon the occurrence of one of the following events:

(a) Attainment of Retirement Age;

(b) Termination of employment without Cause;

(c) Change in Control;

(d) Disability;

(e) Death

(f) Service Vesting as provided for by the Board upon initial enrollment of the Participant and as designated in the “Enrollment and Designation of Beneficiary Form.”

3.2 Termination prior to Vesting. A Participant, whose employment terminates either voluntarily or involuntarily for Cause, shall not be entitled to receive a benefit under this Plan.

3.3 Retirement Benefit.

(a) A Participant who terminates employment at or after his Normal Retirement Age shall be entitled to receive the Normal Retirement Benefit specified in such Participant’s Enrollment and Designation of Beneficiary Form. The payment of the benefit provided for herein may be made by the Company in annual or monthly payments or more frequent payments in accordance with the normal payroll practices of the Company.

(b) A Participant who is partially vested pursuant to the service vesting provisions of Section 3.1(f) hereof and who voluntarily terminates employment, prior to Normal Retirement Age, shall be entitled to the Normal Retirement Benefit specified in such Participant’s Enrollment and Designation of Beneficiary Form, reduced by the unvested portion of such benefit if any, using the Participant’s base salary as of the date of such termination of employment, with such amount to be paid beginning at the Participant’s Normal Retirement Age. The payment of the benefit provided for herein may be made by the Company in annual or monthly payments or more frequent payments in accordance with the normal payroll practices of the Company.

(c) A Participant who is partially vested pursuant to the service vesting provisions of Section 3.1(f) hereof and whose employment is terminated by the Company, other than for Cause, prior to Normal Retirement Age, shall be entitled to the Normal Retirement Benefit, using the Participants base salary as of the date of such termination of employment, with such amount to be paid beginning at the Participant’s Normal Retirement Age. The payment of the benefit provided for herein may be made by the Company in annual or monthly payments or more frequent payments in accordance with the normal payroll practices of the Company.

3.4 Spousal Survivor Benefit.

(a) If a Participant dies while employed by the Company, the Participant’s spouse shall be entitled to receive an annual benefit equal to the greater of: (i) fifty percent (50%) of the Normal Retirement Benefit, or (ii) the Normal Retirement Benefit reduced by the unvested portion of such benefit if any, in each case using the Participant’s base salary as of the date of such termination of employment due to death. The payment shall be payable in annual or monthly payments or more frequent payments in accordance with the normal payroll practices of the Company to Participant’s spouse for life or ten years, whichever comes first, with 5 years of payments guaranteed. Such payments shall begin no later than ninety (90) days after Participant’s death. In the event the Participant’s spouse dies prior to receiving 5 years of payments hereunder, or Participant dies with no spouse, the contingent beneficiary named by the Participant shall be entitled to receive a lump sum benefit equal to the present value of the remaining guaranteed payments using reasonable actuarial assumptions. If no contingent beneficiary is named by the Participant, such benefit shall be paid to the Participant’s estate. In the event the Participant’s spouse dies after receiving 5 years of payments hereunder, the survivor payments shall cease and no further survivor benefit shall be paid.

(b) If a Participant dies while receiving a Retirement Benefit under Section 3.3 of the Plan, the Participant’s spouse shall receive the remainder of the payments due to the Participant as of the date of Participant’s death. In the event the Participant’s spouse dies prior to receiving the final payment hereunder, the payments shall cease and no further payments shall be paid. In the event that a Participant who is receiving a Normal Retirement Benefit dies with no spouse, no further benefits shall be paid.

3.5 Disability. In the event a Participant incurs a Disability prior to having attained the Normal Retirement Age, such Participant shall receive, upon attainment of Normal Retirement Age, the Normal Retirement Benefit, under Section 3.3. The spouse of a disabled Participant shall be entitled to a spousal survivor benefit under Section 3.4(a) if the disabled Participant dies prior reaching age 65. The spouse of a disabled Participant who is receiving a benefit under this section shall be entitled to a spousal survivor benefit under Section 3.4(b) if the disabled Participant dies prior to receive the final payment hereunder.

3.6 Change in Control. Upon a Change in Control, a Participant shall, be entitled to receive the Normal Retirement Benefit under Section 3.3 in a lump sum equal to the present value of the Normal Retirement Benefit, using the Participants base salary as of the date of such termination of employment and using reasonable actuarial assumptions, and assuming that such benefit would be payable beginning at the Participant’s Normal Retirement Age.

3.7 Tax Withholding.  All payments under this Plan shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto.

3.8 Payment to Guardian. If a Plan benefit is payable to a person declared incompetent or to a person incapable of handling the disposition of the benefit, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such incompetent or person. The Board may require proof of incompetency, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company and Board with respect to such benefits.

3.9 Forfeiture or Suspension of Benefits Notwithstanding any other provision of this Plan to the contrary, benefits under this Plan shall be forfeited or suspended as follows:

(a) No benefits shall be paid if the Participant is discharged from the Company for Cause.

(b) No benefits shall be paid if the Participant commits suicide within the two years after the Participant becomes eligible to participate in the Plan.

(c) No benefits shall be paid to a Participant who terminates from the Company and thereafter accepts employment that is competitive to the Company. The determination that employment is competitive to the Company shall be made by the Committee in its sole discretion. This 3.9(c) shall not apply after a Change in Control.

ARTICLE IV

ADMINISTRATION

4.1 Administration of the Plan.  The Plan may be administered by the Compensation Committee of the Board. In that case, “Committee” shall refer to the Compensation Committee of the Board. If the Board does not delegate such administration to the Compensation Committee, “Committee” shall refer to the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan including the determination of “all reasonable actuarial assumptions” called for by the Plan. A majority vote of the Committee members shall control any decision.

4.2 Delegation of Administration. The Committee may from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

4.3 Administration Procedures. The Committee may from time to time establish rules and regulations for the administration of the Plan.

4.4 Binding Effect of Committee Decisions. All determinations of the Committee shall be binding on all parties. In construing or applying the provisions of the Plan, the Company shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, whether or not any question or dispute has arisen as to any distribution from the Plan.

ARTICLE V

CLAIMS PROCEDURE

5.1 Claim Denial Procedure. If a claim for benefits under the Plan is denied in whole or in part, the claimant will be notified by the Committee within sixty (60) days of the date the claims is delivered to the Committee. A claim that is not acted upon within sixty (60) days may be deemed by the claimant to have been denied. The notification will be written in understandable language and will state:

(a) Specific reasons for denial of the claim;

(b) Specific references to Plan provisions on which the denial is based;

(c) A description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim and which such material or information is necessary; and

(d) An explanation of the Plan’s review procedure.

5.2 Time Limit for Claim Submission. No claim shall be valid unless it is submitted within 60 days following the receipt of the disputed Plan benefit or the denial of a Plan benefit.

5.3 Review of Claims Denials. Within 60 days after a claim has been denied, or deemed denied, the claimant or his or her authorized representative may make a request for a review by submitting to the Committee a written statement requesting a review of the denial of the claim, setting forth all of the grounds upon which the request for review is based and any facts in the support thereof, and setting forth any issues or comments which the claimant deems relevant to the claim. The claimant may review pertinent documents relating to the denial. The Committee shall make a decision of review within 60 days after the receipt of the claimant’s request for review or receipt of all additional materials reasonably requested by the Committee from the claimant, unless an extension of time for processing a review is required, in which case the claimant will be notified and a decision will be made within 120 days of receipt of the request for review. The decision will be in writing, and in understandable language. It will give specific references to the Plan provisions on which the decision is based. The decision of the Committee on review shall be final and conclusive upon all persons if supported by substantial evidence.

ARTICLE VI

MISCELLANEOUS

6.1 Nontransferability. The interest of any Participant or beneficiary under this Plan shall not be transferred or transferable, voluntarily or by operation of law, by assignment, anticipation, hypothecation, pledge or other encumbrance, or by garnishment, attachment, levy, seizure or other execution, or by insolvency, receivership, bankruptcy or other debtor proceeding.

6.2 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. No Employee or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of this Plan, or for any other reason, or have any right to receive any distributions under the Plan except as and to the extent expressly provided under the Plan. Employees are general creditors of the Company with regard to the amounts owed pursuant to the Plan.

6.3 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and Employee and his heirs, executors, administrators and legal representatives.

6.4 No Rights as Employee. Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Company as an employee.

6.5 Reimbursement of Costs. If the Company, Employee or a successor in interest to either of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

6.6 Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

6.7 Entire Agreement. This Plan and any applicable enrollment forms constitute the entire understanding and agreement with respect to the Plan, and there are no agreements, understandings, restrictions, representations or warranties among Employee and the Company other than those as set forth or provided for therein.

6.8 Trusts. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of Plan benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

6.9 Amendment of Plan. This Plan may be amended by the Company at any time in its sole discretion by resolution by its Board; provided however that no amendment may reduce a benefit or delay the time at which benefits shall be paid to a Participant pursuant to the Plan without the consent of the Participant.

6.10 Key Man Insurance. The Company may purchase and own such key man life insurance as it chooses on the life of any Participant. Such policies shall be corporate assets and no Participant, nor his beneficiaries, heirs, assigns, personal representative or estate, shall have any right to or interest in any such policy or the proceeds payable thereunder on his death. On death of the Participant, the proceeds of any such policy shall be payable solely to the Company.

6.11 Medical Underwriting. As a condition of becoming a Plan Participant, each Eligible Employee shall undertake certain medical underwriting requirements as requested by the Company. The cost of such underwriting shall be borne by the Company. The specific results of such medical underwriting shall remain confidential among the Participant, the insurance carrier and the Company.

ARTICLE VII

CODE SECTION 409A COMPLIANCE

7.1 Additional Restrictions on Deferred Compensation. Effective on and after January 1, 2005, any payment of benefits under the Plan to an Employee shall be subject to the additional restrictions imposed by Code section 409A as set forth in this section 7.1.

(a) Restriction on In-Service Distributions. No benefits payable to an Employee under this Plan shall be distributed earlier than

(i)	the date of the Employee’s separation from service with the Company [as this term may be defined in section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder],

(ii)	the date the Employee suffers a Disability,

(iii)	the date of the Employee’s death, or

(iv)	a Change in Control of the Company, but only to the extent provided under the provisions of regulations issued under Code section 409A.

(b) Additional Restriction on Distributions to Key Employees. Notwithstanding any other provision hereof, on or after January 1, 2005, if at the time a benefit would otherwise be payable to an Employee under this Plan, the Employee is a “specified employee” [as defined below], the distribution of the Employee’s benefit may not be made until six months after the date of the Employee’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder], or, if earlier the date of death of the Employee. This section 7.1(b) shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.

For purposes of this section 7.1(b), a “specified employee” shall mean any Employee of the Company who is a “key employee” of the Company within the meaning of Code section 416(i) (without regard to paragraph (5) thereof). This shall include any Employee who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing section 416(i) of the Code).

(c) Restrictions on Subsequent Elections. Any request or election to change the form in which an Employee’s benefits under this Plan are distributed filed with the Company on or after January 1, 2005 shall be given effect only if it satisfies the following conditions:

(i)	such request or election may not take effect until at least 12 months after the date on which the election is filed with the Company; and

(ii)	in the case of any request or election to change the timing of payment for a benefit from this Plan (other than a benefit payable as result of the Employee’s death), the first payment made pursuant to such an election may not be made prior to the end of the period of 5 years from the date such payment would otherwise have been made.

7.2 Interpretation. Sections 7.1 has been adopted only in order to comply with the requirements added by Code section 409A. These sections shall be interpreted and administered in a manner consistent with the requirements of Code section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Code section 409A. These sections are not intended to restrict the operation of this Plan in any manner not necessary to avoid adverse tax consequences under Code section 409A.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Supplemental Executive Retirement Plan to be executed by a duly authorized officer effective as of the Effective Date.

WESTERN RESERVE BANK

By: /s/Edward J. McKeon, President and
Chief Executive Officer

Exhibit A

Change in Control Definition

A “Change in Control” shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.

(a)	Change in Ownership. For purposes of this Agreement, a “change in the ownership” of the Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation (or to cause a change in the effective control of the Corporation (within the meaning of subsection (b) hereof. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b)	Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Corporation occurs on the date that either –

(i)	Any one person, or more than one person acting as a group (as determined under subsection (d) hereof, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 35 percent or more of the total voting power of the stock of the Corporation; or

(ii)	a majority of members of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors prior to the date of the appointment or election.

In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of a Corporation will not have occurred.

(c)	Change in the Ownership of a Substantial Portion of the Corporation’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by the Corporation is not treated as a change in the ownership of such assets if the assets are transferred to —

(i)	A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (c)(iii) hereof.

For purposes of this subsection(c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)	Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.

Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning hereof.

ENROLLMENT AND DESIGNATION OF BENEFICIARY FORM

ENROLLMENT AUTHORIZATION
Participant: Brian K. Harr
Date of Enrollment	December 21, 2006

Normal Retirement Benefit:

Payment Amount The benefit payable shall be equal to 20% of Participants base salary in effect at the time of termination of employment.

Payment Period Ten Years

Service Vesting 5% each December 31, beginning December 31, 2006

The undersigned duly authorized officer of the Company hereby certifies that:

Brian K. Harr , meets the requirements for participation in the Western Reserve Bank Supplemental Executive Retirement Plan as set forth in paragraph 2.1 and has been approved by the CEO and the Board for inclusion as a participant.

Western Reserve Bank By:	/s/ Edward J. McKeon

Its:	President & CEO

Dated:	December 21, 2006

DESIGNATION OF BENEFICIARY

A. Primary Beneficiary. The Participant hereby designates the person(s) named below to be his or her primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name	Address	Percentage of Benefit

%

%

B. Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of the Participant’s death, the Participant hereby designates the following person(s) to be his or her contingent beneficiary for purposes of the Plan:

Name	Address	Percentage of Benefit

%

%

Participant:

ENROLLMENT AND DESIGNATION OF BENEFICIARY FORM

ENROLLMENT AUTHORIZATION
Participant: Cynthia A. Mahl
Date of Enrollment	December 21, 2006

Normal Retirement Benefit:

Payment Amount The benefit payable shall be equal to 20% of Participants base salary in effect at the time of termination of employment.

Payment Period Ten Years

Service Vesting 5% each December 31, beginning December 31, 2006

The undersigned duly authorized officer of the Company hereby certifies that:

Cynthia A. Mahl , meets the requirements for participation in the Western Reserve Bank Supplemental Executive Retirement Plan as set forth in paragraph 2.1 and has been approved by the CEO and the Board for inclusion as a participant.

Western Reserve Bank By:	/s/ Edward J. McKeon

Its:	President & CEO

Dated:	12/21/2006

DESIGNATION OF BENEFICIARY

C. Primary Beneficiary. The Participant hereby designates the person(s) named below to be his or her primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name	Address	Percentage of Benefit

%

%

D. Contingent Beneficiary. In the event that the primary beneficiary or beneficiaries named above are not living at the time of the Participant’s death, the Participant hereby designates the following person(s) to be his or her contingent beneficiary for purposes of the Plan:

Name	Address	Percentage of Benefit

%

%

Participant: